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AETNA LIFE AND CASUALTY COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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

                                  Nine Months Ended                    Years Ended December 31,
                                                       ______________________________________________________
(Millions)                       September 30, 1995    1994        1993        1992        1991      1990
                                 __________________    ____        ____        ____        ____      ________


Pretax income (loss) from
 continuing operations...........  $   77.4            $   658.3   $(1,147.4)  $ (121.4)   $  243.5  $  459.6

Add back fixed charges...........     150.2                186.1       171.0      194.3       221.5     229.0
Minority interest................      11.4                 11.4         7.0        8.6         5.9       4.9
                                   ________            _________   _________   ________    ________  ________

   Income (loss) as adjusted.....  $  239.0            $   855.8   $  (969.4)  $   81.5    $  470.9  $  693.5
                                   ________            _________   _________   ________    ________  ________
                                   ________            _________   _________   ________    ________  ________

Fixed charges:
  Interest on indebtedness.......  $   88.5(1)         $    98.6(1)$    77.4   $   81.4    $  110.9  $  119.9
  Portion of rents representative
   of interest factor............      61.7                 87.5        93.6      112.9       110.6     109.1
                                   ________            _________   _________   ________    ________  ________

   Total fixed charges...........  $  150.2            $   186.1   $   171.0   $  194.3    $  221.5  $  229.0
                                   ________            _________   _________   ________    ________  ________
                                   ________            _________   _________   ________    ________  ________

Preferred stock dividend
 requirements....................         -                    -           -          -           -         -
                                   ________            _________   _________   ________    ________  ________

Total combined fixed charges
 and preferred stock dividend
 requirements....................  $  150.2            $   186.1   $   171.0   $  194.3    $  221.5  $  229.0
                                   ________            _________   _________   ________    ________  ________
                                   ________            _________   _________   ________    ________  ________

Ratio of earnings to fixed
 charges.........................      1.59                 4.60       (5.67)      0.42        2.13      3.03
                                   ________            _________   _________   ________    ________  ________
                                   ________            _________   _________   _________   ________  ________

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends.................      1.59                 4.60       (5.67)      0.42        2.13      3.03
                                   ________            _________   _________   ________    ________  ________
                                   ________            _________   _________   ________    ________  ________



(1) Includes the dividends paid to preferred shareholders of a subsidiary. (See Note 11 of Notes to Financial Statements in the company's 1994 Annual Report to Shareholders.)

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